Exhibit (k)(8)

FIRST AMENDMENT TO

AMENDED AND RESTATED CONDITIONAL FEE WAIVER AGREEMENT

This First Amendment to Amended and Restated Conditional Fee Waiver Agreement (this “Amendment”) is made as of May 14, 2013 by and among HMS Income Fund, Inc. (the “Company”), HMS Adviser LP (the “Adviser”), Main Street Capital Corporation (“Main Street”) and Main Street Capital Partners, LLC (“Main Street Capital Partners” and, together with Main Street, the “Sub-Adviser”). The Adviser and the Sub-Adviser are collectively referred to herein as the “Advisers.”

WHEREAS, on May 31, 2012, the Company, the Adviser and Main Street Capital Partners entered into that certain Conditional Fee Waiver Agreement (the “Original Agreement”) pursuant to which the Adviser and Main Street Capital Partners agreed to conditionally waive certain fees under that certain Investment Advisory and Administrative Services Agreement, dated May 31, 2012, by and between the Company and the Adviser and that certain Sub-Advisory Agreement, dated May 31, 2012, by and among the Company, the Adviser and the Sub-Adviser, respectively, to the extent that some or all of the distributions paid to the Company’s stockholders are estimated to represent a return of capital for purposes of U.S. federal income tax;

WHEREAS, on March 26, 2013, the Company and the Advisers amended and restated the Original Agreement (the “Fee Waiver Agreement”) primarily to reflect the extension of the term of the Fee Waiver Period (as defined therein) through September 30, 2013; and

WHEREAS, the Company and the Advisers now desire to amend the Fee Waiver Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.          Capitalized Terms. All capitalized terms stated herein shall have the same meanings as ascribed to them in the Fee Waiver Agreement unless otherwise defined.

2.          Conditional Repayment of Waived Fees. Section 2 of the Fee Waiver Agreement is hereby amended and restated in its entirety to read as follows:

Conditional Repayment of Waived Fees. Subject to the approval of the Company’s board of directors, the Company hereby agrees to reimburse the Advisers proportionately for any Waived Fees following any quarter in which the Company’s Net Increase in Net Assets (as hereinafter defined) exceeds the amount of the Company’s cumulative distributions paid to the Company’s stockholders in such calendar quarter (the “Excess Net Increase Net Assets”). If payable, the amount of the reimbursement payment for any calendar quarter shall equal the lesser of (i) the Excess Net Increase in Net Assets in such calendar quarter and (ii) the aggregate amount of all Waived Fees made by the Advisers to the Company within three years prior to the last business day of such calendar quarter that have not been previously reimbursed to the Company (the “Reimbursements Payment”). If payable, the Reimbursement Payment for any calendar quarter shall be paid by the Company no later than forty-five days after the end of such calendar quarter. The repayment of all such Waived Fees is to be made within a period not to exceed three (3) years from the date each respective waiver of such Waived Fees is made. As used herein, “Net Increase in Net Assets” shall mean the sum of (i) the Company’s tax basis net investment income, (ii) taxable net capital gains/losses (whether short-term or long-term), and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts are not included in clauses (i) and (ii) above). For the avoidance of doubt, operating expenses deducted in calculating tax basis net investment income does not include offering expenses as defined in the Advisory Agreement or any accrued Incentive Fee related to net unrealized appreciation.

3.          Ratification of Fee Waiver Agreement. Except as modified by this Amendment, all of the terms and provisions of the Fee Waiver Agreement are hereby ratified and confirmed by the parties thereto and shall remain in full force and effect.

4.          Interpretation. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of Texas or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Articles of Incorporation or the Amended and Restated By-Laws, as each may be amended or restated, or to relieve or deprive the Company’s board of directors of its responsibility for and control of the conduct of the affairs of the Company.

5.          Counterparts. This Amendment may be executed in multiple counterparts, all of which taken together shall constitute one and the same agreement, binding upon the parties hereto.

[Signature Page to Follow]

[Signature Page to First Amendment to Amended and Restated Conditional Fee Waiver Agreement]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Amended and Restated Conditional Fee Waiver Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

COMPANY:

HMS INCOME FUND, INC.

By:	/s/ Ryan T. Sims
Name:	Ryan T. Sims
Title:	Chief Financial Officer and Secretary

ADVISER:

HMS ADVISER LP

	By:	HMS ADVISER GP, LLC, its general partner

		By:	/s/ Ryan T. Sims
		Name:	Ryan T. Sims
		Title:	Chief Financial Officer and
Secretary

MAIN STREET:

MAIN STREET CAPITAL CORPORATION

By:	/s/ Jason Beauvais
Name:	Jason Beauvais
Title:	Senior Vice President and General Counsel

MAIN STREET CAPITAL PARTNERS:

MAIN STREET CAPITAL PARTNERS, LLC

By:	/s/ Jason Beauvais
Name:	Jason Beauvais
Title:	Senior Vice President and General Counsel